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                                      EXHIBIT 99

                                    PRESS RELEASE

                                    [LETTERHEAD]

BEST BUY ANNOUNCES 2-FOR-1 STOCK SPLIT AND
COMPLETION OF PREFERRED SECURITIES CONVERSION

MINNEAPOLIS, APRIL 27, 1998 - At the regularly scheduled meeting on Friday, April 24, 1998, Best Buy's Board of Directors approved a 2-for-1 stock split, payable in the form of a 100% stock dividend.

Shareholders of record on Monday, May 11, 1998, will receive one additional share for each share held, to be issued Tuesday, May 26, 1998. After the split and the conversion of its Preferred Securities, the Company will have approximately 100 million shares outstanding.

"The Board is pleased to make this decision, which will make our stock more accessible to employees and the public while expanding our shareholder base," said Founder, Chairman and CEO, Richard M. Schulze.

The Company is also pleased to announce that over 99% of its 6.5% Convertible Monthly Income Preferred Securities were converted into Best Buy common stock as of the close of business on Friday, April 24, the Conversion Expiration Date.

Preferred Securities which were not surrendered for conversion will no longer be convertible into shares of Best Buy common stock and are subject to redemption by Best Buy, for cash, at a price of $50 per Preferred Security. In addition, due to the lower number of these securities remaining outstanding, holders should expect they will no longer be listed for trading on the New York Stock Exchange.

The conversion of the Preferred Securities into approximately 10.2 million post-split shares of common stock brings Best Buy's shareholders' equity to nearly $780 million, an increase of over $220 million. It also reduces the Company's annual interest expense by approximately $15 million. The conversion of these securities has already been assumed for diluted earnings per share purposes.

Best Buy is a Fortune 200 company operating 288 stores in 32 states. The Company is the nation's largest volume specialty retailer of name brand personal computers and home office products, consumer electronics, entertainment software and appliances. Best Buy's common stock is traded on the New York Stock Exchange, symbol BBY.


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For more information:
Susan Hoff
VP Corporate Communications & Investor Relations
(612) 947-2443
shoff@bestbuy.com